Exhibit 5.1

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

June 23, 2023

HealthEquity, Inc.

15 W. Scenic Pointe Drive, Suite 100

Draper, Utah 84020

Re:	HealthEquity, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to HealthEquity, Inc., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of an additional 2,543,255 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), reserved for issuance pursuant to the Company’s 2014 Equity Incentive Plan, as amended and restated (the “Plan”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied without independent check or verification upon statements and certificates of officers and representatives of the Company.

Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that, when the Registration Statement becomes effective under the Act, the Common Stock to be issued by the Company under the Plan, when duly issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware. This opinion speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this opinion after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and any rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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